Exhibit 3.8.1

AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

OF

ELDERTRUST OPERATING LIMITED PARTNERSHIP

This Amended and Restated Certificate of Limited Partnership of Elder Trust Operating Limited Partnership (the “Limited Partnership”), originally formed in Delaware on July 30, 1997, is being duly executed and filed by the undersigned in accordance with Section 17-210 of the Delaware Revised Uniform Limited Partnership Act for the purpose of the continuing the Limited Partnership.

1.	The name of the limited partnership is

ElderTrust Operating Limited Partnership

2.	The address of the registered office of the limited partnership in Delaware is:

1209 Orange Street, Wilmington, County of New Castle, Delaware 19801

The limited partnership’s registered agent at that address is:

The Corporation Trust Company

3.	The name and address of the sole general partner is:

NAME	ADDRESS
ElderTrust	415 McFarlan Road, Suite 202 Kennett Square, Pennsylvania 19348

IN WITNESS WHEREOF, the undersigned constituting the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed effective as of the 30th day of January, 1998.

SOLE GENERAL PARTNER:
ElderTrust a Maryland real estate investment trust

By:	/s/ D. Lee McCreary, Jr.
Name:	D. Lee McCreary, Jr.
Title:	Vice President and Secretary